Exhibit 4.4

THIS FOURTH SIDE LETTER to the Facility Agreement (defined below) is dated 22 October, 2015 and is made between:

(1)	PT HOEGH LNG LAMPUNG (the Borrower);
(2)	STANDARD CHARTERED BANK as facility agent for the other Finance Parties (the Facility Agent).

(together, the Parties).

1.

We refer to the US$299,000,000 term loan facility, US$10,700,000 standby letter of credit facility dated 12 September 2013, the second side letter dated 18 December 2014 and the third side letter dated 30 June 2015 made between, amongst others, the Parties, as such has been amended or restated prior to the date hereof (the Facility Agreement).

2.

This letter is supplemental to the Facility Agreement.  Terms and expressions defined in the Facility Agreement shall have the same meanings when used herein, unless otherwise defined herein or the context otherwise requires.

3.

References in the Facility Agreement to “this Agreement” shall, with effect from the date of this letter and unless the context otherwise requires, be references to the Facility Agreement as amended by this letter and words such as “herein”, “hereof’, “hereafter”, “hereby” and “hereto”, where they appear in the Facility Agreement, shall be construed accordingly.

4.	The Facility Agreement shall, with effect on and from the Effective Date (as defined herein), be (and it is hereby) amended as follows:
a.	The definition of Dollar Tax Account shall be incorporated into clause 1.1 (Definitions) as follows:

Dollar Tax Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Onshore Account Bank, designated by the Onshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Dollar Tax Account” and includes any redesignation and each sub-account thereof.

b.

The definition of Project Accounts shall be amended to delete “and” from the paragraph (k) after the words “the Retention Account” and “.” after paragraph (I) and include a new paragraph after paragraph (I) as follows:

“;and (m) the Dollar Tax Account.”

c.	Clause 28.2(c)(ii) shall be deleted in its entirety and be replaced with the following:

all the Tax Element payable to the Borrower in respect of the Vessel into the Rupiah Account in rupiah or the Dollar Tax Account in dollars

d.	Clause 28.10(a) shall be deleted in its entirety and replaced with the following:

28.10 Operating Accounts

(a)	Payments

The Borrower shall be entitled to:

(i)	make transfers from the Offshore Operating Account to the Onshore Operating Account for Operating Expenses payable in Rupiah; and
(ii)

withdraw funds from the Onshore Operating Account and the Offshore Operating Account to pay any Operating Expenses on such dates and in such amounts as are necessary and transfers to the Offshore Revenue Account permitted by clause 28.13 (Insurance Proceeds Account).

unless an Event of Default occurs and is continuing, in which case any transfer and withdrawal shall require consent of the Lenders.

e.	Clause 28.14 shall be deleted in its entirety and replaced with the following:

28.14 Rupiah Account and Dollar Tax Account

The Borrower may withdraw moneys from the Rupiah Account and Dollar Tax Account only for the payment of its Tax obligations unless an Event of Default occurs and is continuing, in which case any transfer and withdrawal shall require consent of the Majority Lenders.

f.	Clause 28.17(b) shall be deleted in its entirety.
5.	The Effective Date shall occur upon the Facility Agent’s confirmation to the Borrower that it has received in form and substance satisfactory to the Facility Agent:
(a)	an original copy Account Security in respect of the Dollar Tax Account duly signed by the Borrower and the Onshore Account Bank; and
(b)	an original duly signed copy of all notices and acknowledgements required therein.
6.

Save as may be amended or varied hereby, the terms of the Facility Agreement and the other Finance Documents shall remain unaltered and in full force and effect and shall be read and construed as the same may have been amended by this letter.

7.

This letter may be executed in counterparts and by each party on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

8.	This letter is a Finance Document and any non-contractual obligations connected with it are governed by and, shall be construed in accordance with, English law.
9.

In accordance with clause 22.10 of the Facility Agreement, the Borrower agrees that it shall translate and execute a Bahasa Indonesia version of this letter no later than ninety (90) days from the date of this letter.

THE BORROWER

PT HOEGH LGN LAMPUNG

By:

/s/ Parthsarthi Jindal

Parthsarthi Jindal

THE FACILITY AGENT

for and on behalf of the Finance Parties

STANDARD CHARTERED BANK

By:

/s/ Charles Mildred

Charles Mildred
Associate Director, Agency UK/Europe
Standard Chartered Bank